EXHIBIT 10.25

HNI Corporation 600 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7347, www.hnicorp.com

February 16, 2018

Jerry Dittmer
2687 Becky Thatcher Road
Muscatine, IA 52761

Dear Jerry:

Your retirement as SVP, Strategic Development, HNI Corporation will be effective February 16, 2018. This letter explains the Separation Pay that will be provided to you should you choose to sign this letter agreement (“Agreement”), which includes a release of claims as well as non-competition and non-solicitation provisions.

Separation Pay. If you sign this Agreement and do not revoke your acceptance of this Agreement, HNI will provide you with the following payment (“Separation Pay”):

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Separation pay in the gross amount of $381,122, less appropriate withholdings and deductions. This amount will be paid to you in a lump sum payment within a reasonable period of time after this Agreement becomes effective.

Cooperation. By signing this Agreement, you agree you will cooperate with the Company with regard to its defense to or prosecution of any actual or potential investigation, claim, charge or lawsuit brought against, by or involving the Company, either formally or informally, including but not limited to any administrative agency charge, federal court or state court lawsuit. Such cooperation will include, but not be limited to, reviewing documents, providing the Company and/or its attorneys with accurate and complete information, and appearing at any meeting, hearing or trial and testifying truthfully regarding matters about which you have personal knowledge. Any attorneys’ fees and expenses for attorneys retained by the Company as well as any ordinary and necessary business expenses which you incur in providing such cooperation to the Company will be paid or reimbursed by the Company upon your providing appropriate documentation to the Company.

Claims Not Released; Waiver of Multi-Party Action. You are not waiving any rights you may have to: (a) your own vested accrued benefits under the Company’s health, welfare, or retirement benefit plans as of the date your employment ends; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation laws; (c) pursue claims which by law cannot be waived by signing this Agreement; (d) enforce this Agreement; and/or (e) your rights to indemnification by the

Company under the Amended and Restated Indemnity Agreement and your coverage under the directors and officers liability insurance policies maintained by the Company. If any claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any alleged or certified class, collective or multi-party action or proceeding based on such a claim in which the Company is a party.

Release of Claims. By signing this Agreement, you agree that in exchange for the Separation Pay, you (for yourself, your heirs and your representatives) release and forever discharge HNI Corporation and any of its subsidiaries (including The HON Company LLC), divisions, affiliates and related entities, whether current or former, and all their respective officers, directors, shareholders, employees, insurers, agents and representatives, whether current or former, and the successors and assigns of each (collectively, “the Company”), from any and all manner of past, present, or future claims, actions, liability, damages, claims for attorney’s fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, including but not limited to any claims arising under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act, the Family and Medical Leave Act, any claims for discrimination or harassment, any other claims arising under federal, state or local law, or any claims in any manner relating to your employment with or separation from the Company, whether known or unknown, arising on or before the date you sign this Agreement.

Nothing in this Agreement prohibits or prevents you from filing a charge with or participating, testifying or assisting in any investigation, hearing or other proceeding before the U.S. Equal Employment Opportunity Commission or the National Labor Relations Board or a similar agency enforcing federal, state, or local anti-discrimination laws. However, to the maximum extent permitted by law, you agree that if such an administrative claim is made with any enforcement agency other than the U.S. Securities & Exchange Commission, you will not be entitled to recover any individual monetary relief or other individual remedies. In addition, nothing in this Agreement, prohibits you from: (1) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Securities and Exchange Commission; or (2) making any other disclosures that are protected under the whistleblower provisions of federal law.

Confidential Information, Non-Solicitation and Non-Competition. By signing this Agreement, you agree:

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You will not, directly or indirectly, alone or as a partner, officer, director, employee or consultant, perform services for or in any of the following companies or any of their affiliates: Global Furniture Group, Kimball International, Inc., Affordable Interior Systems, Inc., Teknion Corporation, Herman Miller, Inc., Steelcase Inc., Haworth, Inc., Knoll, Inc., Friant and Associates, Essendant, Inc., S.P. Richards Company. These obligations will expire on February 16, 2019.

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You will not make use of proprietary information acquired by you in your employment or disclose such information to anyone, and (as a term and condition of this Agreement) reaffirm your obligation to adhere to the Employee Patents and Confidential Agreement that you signed (a copy of which is attached). You also agree to the following provisions and understand the provisions in this Agreement will govern if there is a conflict between this Agreement and the Employee Patents and Confidential Information Agreement you signed:
Confidential Information. In this Agreement, “Confidential Information” means all trade secrets and all information concerning the Business of the Company obtained by you during your employment which the Company does not communicate to the general public. “Business of the Company” includes the researching, designing, manufacturing, importing, selling, specifying, installing, and conducting other activities related to office furniture and other products. Confidential Information includes information given to the Company by others under conditions of confidence. Examples of Confidential Information include, but are not limited to, new designs, methods and machinery; improvements to existing designs, methods and machinery; costs; profits; customer lists; supplier lists; business plans; as well as other marketing, sales or financial information.
Promise to Not Disclose Confidential Information. You agree not to directly or indirectly disclose any Confidential Information to any person or make use of any Confidential Information.
Non-Solicitation of Members. For one year following the end of your employment with the Company, you will not, directly or indirectly, contact any Company member for the purpose of soliciting, recruiting or urging him/her to leave the Company, or otherwise interfere with such member’s employment relationship with the Company.
Non-Solicitation of Business Contacts. While employed by the Company and for one year following the end of employment with the Company, you will not, directly or indirectly, either alone or in concert with others, (1) take any action that is designed or intended to have the effect of discouraging any of the Company’s customers or users of the Company’s products and/or services with which you have had contact or about which you have Confidential Information from maintaining their business relationship with the Company; (2) take any action to encourage, solicit, or recruit any consultant, independent contractor, independent buying agents, supplier, vendor or other business contact of the Company with which you have had contact or about which you have Confidential Information to terminate their business relationship with the Company; (3) accept any business from any of the Company’s customers or users of the Company’s products and/or services with which you have had contact or about which you have Confidential Information; or (4) conduct any business with any consultant, independent contractor, independent buying agents, supplier, vendor or other business contact of the Company with which you have had contact or about which you have Confidential Information. Notwithstanding provisions (3) and (4) of this paragraph, you may own, provide consulting services for, or be employed by any dealer that sells HNI products as long as you notify Jeff Lorenger or his designee regarding such ownership, consulting arrangement or employment within 30 days after it begins. Jeff Lorenger or his designee will consider on a case-by-case basis any requests from you to own, provide consulting services for, or be employed by any dealer that does not sell HNI products.

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The obligations in this Confidential Information, Non-Solicitation and Non-Competition section are reasonable and necessary to protect the legitimate interests of the Company. You are aware there may be defenses to the enforceability of the obligations in this Confidential Information, Non-Solicitation and Non-Competition section, such as defenses based on time or territory considerations and you knowingly, consciously, intentionally, entirely voluntarily, and irrevocably waive any and all such defenses and agree you will not assert the same in any action or other proceeding brought by the Company for the purpose of enforcing any obligations in this Confidential Information, Non-Solicitation and Non-Competition section.

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Under the Defend Trade Secrets Act of 2016, you will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is (a) made in confidence to a Federal, State, or local government official either directly or indirectly, or to an attorney; and solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Acknowledgments and Affirmations. By signing this Agreement, you acknowledge and affirm: you are unaware of any accident, illness or injury connected to or arising out of your employment with the Company; you have not filed or are not presently a party to any claim against the Company; you have been paid and/or have received all compensation, wages, bonuses and/or benefits which are due and payable as of the date you sign this Agreement; you have been granted any leave to which you were entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws; you have not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud; and all of the Company’s decisions regarding your pay and benefits through the date you sign this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other status protected by law.

By signing this Agreement, you also agree that you:

•	Are responsible for any federal, state and local taxes that may be owed by you in conjunction with the pay you receive under this Agreement.

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Will not (directly or indirectly) defame or maliciously disparage the Company, and will not post or publish any defamatory or maliciously disparaging information pertaining to the Company on the Internet or in any manner. These commitments do not restrict you or the Company from complying with a valid legal process such as a subpoena or court order. These commitments also do not restrict you from providing information to an enforcement agency such as the U.S. Securities & Exchange Commission that is directly related to and necessary for the furtherance of an agency complaint or investigation.

•	Will resign from all officer positions you hold with all HNI companies.

•	Will return all Company property to the Company after your employment ends.

•	Understand that this Agreement is not an admission of any wrongful conduct or liability on the part of the Company.

Remedies. Because you recognize irreparable damage will result to the Company if you were to breach any of the provisions in this Agreement (including, but not limited to, the non-disparagement, non-solicitation and non-competition provisions), you agree that in the event of any such breach by you, the Company is entitled, in addition to any other legal or equitable remedies available to it, to an injunction to restrain any or all aspects of such breach. In the event of a violation of any non-solicitation or non-competition provision of this Agreement, the period for which that provision(s) would remain in effect will be extended for a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violation have been finally terminated in good faith.

Right to Consider, Right to Revoke and Notice of Right to Attorney. This Agreement is an important legal document and we want to make sure that you understand it:

•	We advise you to consult with an attorney prior to signing the Agreement.

•	Please make sure you fully understand the Agreement and what it does. To put it simply, by signing the Agreement you give up all claims you may have against the Company.

•	For example, this Agreement waives any claims that you have for age discrimination under the Age Discrimination in Employment Act.

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We have attempted to write the Agreement in plain language. If you do not understand it, please let us know. To answer any questions about the Agreement and what it means, you should talk to your attorney or anyone else whose advice you respect.

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You have 21 calendar days from today to consider this Agreement and decide whether you want to sign it. You do not have to take the entire time period to make your decision. If you so choose, you may sign this Agreement before the end of the period. If you decide to sign the Agreement, please return it to the Member and Community Relations Department (see address below).

Donna Meade, Vice President, Member & Community Relations
HNI Corporation
600 East Second Street
Muscatine, IA 52761
(563) 272-7360

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You will have seven calendar days following the date that you signed the Agreement to revoke it. In fact, the Agreement does not become effective or enforceable until the seven-day revocation period has expired. However, if you revoke this Agreement, you will not be entitled to any of the Separation Pay.

•	If you do choose to revoke the Agreement, you must inform the Member and Community Relations Department in writing before the end of the seventh day after you sign the Agreement, at the address below:

Donna Meade, Vice President, Member & Community Relations
HNI Corporation
600 East Second Street
Muscatine, IA 52761

This Agreement, when signed by you, replaces any prior agreements or understandings, and can only be changed by written agreement. If any part of this Agreement is held invalid, the remainder will remain in effect.

If you so choose, please sign this Agreement and return to me.

Sincerely,

/s/ Donna Meade
Donna Meade
Vice President, Member & Community Relations

Attachment:	Employee Patents and Confidential Information Agreement

I have read this Agreement and understand its terms. I choose to receive the Separation Pay, as noted above, and voluntarily agree to the terms of this Agreement intending to waive and release all claims I have or might have against the Company.

/s/ Jerry Dittmer	February 16, 2018
Jerry Dittmer	Date